Exhibit 11.1

                     ANCHOR HOLDINGS, INC. AND SUBSIDIARIES
               SCHEDULE OF COMPUTATION OF NET EARNINGS PER SHARE
                                  (Unaudited)


                                                                                    Twenty-six weeks ended
                                                                                  ------------------------
                                                       Year ended December 31,       June 29,    June 28,
                                                    ----------------------------- ------------ -----------
                                                      1994      1995      1996       1996         1997
Net income before extraordinary item ..............  $2,110    $2,438    $3,626        $2,838      $1,400
Extraordinary item   ..............................    (334)       --        --            --      (1,210)
Interest savings from assumed reduction of debt(1)       --        --         8            --          --
Net Income  .......................................  $1,776    $2,438    $3,634        $2,838      $  190
                                                     =======   =======   ======        ======      =======
Common shares outstanding  ........................   1,000     1,018     1,018         1,018       1,280
Common equivalent shares issuable upon exercise
 of stock options and warrants(1)   ...............     348       330       388           376          --
                                                     -------   -------   -------       -------      ------
Total weighted average shares    ..................   1,348     1,348     1,406         1,394       1,280
                                                     -------   -------   -------       -------      ------
Earnings per common and equivalent share before
 extraordinary item ...............................  $ 1.70    $ 1.85    $ 2.58        $ 2.04       $1.09
Extraordinary item per common and equivalent
 share   ..........................................   (0.25)     0.00      0.00            --        (.94)
                                                     -------   -------   -------       -------      ------
Earnings per common and equivalent share  .........  $ 1.45    $ 1.85    $ 2.58        $ 2.04       $ .15
                                                     =======   =======   =======       =======      ======


Notes:

(1) Amount calculated using the modified treasury stock method and fair market values.